Exhibit 99.2
Denbury Resources Inc.
Denbury Announces Final Results of Cash Tender Offers and Consent
Solicitations for Senior Subordinated Notes of Encore Acquisition Company
News Release
Released at 5:30 p.m. CST
     PLANO, Texas — March 10, 2010 — Denbury Resources Inc. (NYSE: DNR) (the “Company”) today announced that it has accepted for purchase the outstanding 6.25% Senior Subordinated Notes due 2014 (the “6.25% Securities”), 6.0% Senior Subordinated Notes due 2015 (the “6.0% Securities”), and 7.25% Senior Subordinated Notes due 2017 (the “7.25% Securities” and, together with the 6.25% Securities and the 6.0% Securities, the “Securities”) of Encore Acquisition Company tendered pursuant to Denbury’s previously announced offers. The offers and related consent solicitations expired at 10:00 a.m., Eastern Time, on March 10, 2010 (the “Expiration Date”).
     As of the Expiration Date, (i) $108,216,000 principal amount of the 6.25% Securities, or 72 percent of the outstanding 6.25% Securities, (ii) $268,801,000 principal amount of the 6.0% Securities, or 90 percent of the outstanding 6.0% Securities, and (iii) $123,515,000 principal amount of the 7.25% Securities, or 82 percent of the outstanding 7.25% Securities, had been validly tendered and not withdrawn. The Company has accepted all validly tendered and not withdrawn Securities and, in exchange, will pay $1,012.50 for each $1,000 principal amount of the Securities tendered. Based on the amount of Securities tendered and accepted for purchase, the Company received a sufficient number of consents to adopt the proposed amendments to the indentures governing the Securities. The amendments were adopted on March 10, 2010 pursuant to a supplemental indenture to each applicable indenture. The amendments to the indentures have eliminated most of the restrictive covenants, certain provisions of covenants relating to mergers and acquisitions and certain events of default in each indenture.
     This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any Securities or any other securities of the Company or any other person.
INVESTOR CONTACT:
Phil Rykhoek
Chief Executive Officer
Phone: (972) 673-2000
Mark Allen
Senior Vice President & Chief Financial Officer
Phone: (972) 673-200
Laurie Burkes
Investor Relations Manager
Phone: (972) 673-2166

About Denbury Resources Inc.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies, Permian Basin, Mid-Continent and Gulf Coast. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.